                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) and (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 2)/*/

                         CMG Information Services, Inc.
                                (Name of Issuer)

                         Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                  125750 10 9
                                 (CUSIP Number)



--------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO. 125750 10 9                 13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David S. Wetherell

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

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                          SOLE VOTING POWER
                     5
     NUMBER OF            2,240,082

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,240,082

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,240,082

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      21.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                 SCHEDULE 13G

-----------------------                               ------------------------
 CUSIP No. 125750 10 9                                 Page 3 of 6 Pages
-----------------------                               ------------------------


Item 1(a).  Name of issuer:

  CMG Information Services, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

  100 Brickstone Square, First Floor, Andover, MA  01810

Item 2(a).  Name of Person Filing:

  David S. Wetherell

Item 2(b).  Address of Principal Offices or, if None, Residence:

  c/o CMG Information Services, Inc.
  100 Brickstone Square, First Floor, Andover, MA  01810

Item 2(c).  Citizenship:

  United States of America

Item 2(d).  Title of Class of Securities:

  Common Stock, $0.01 par value

Item 2(e).    CUSIP Number:

  125750 10 9

Item 3.    If the Statement is being filed pursuant to Rule 13d-1(b), or
           13d-2(b), check whether the person filing is a:    Not applicable.

       (a)   [_]  Broker or dealer registered under Section 15 of the Act,

       (b)   [_]  Bank as defined in Section 3(a)(6) of the Act,

       (c)   [_]  Insurance Company as defined in Section 3(a)(19) of the Act,

       (d)   [_]  Investment Company registered under Section 8 of the
                  Investment Company Act,

       (e)   [_]  Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940,

       (f)   [_]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

       (g)   [_]  Parent Holding Company, in accordance with Rule
                  13d-1(b)(ii)(G); see Item 7,

       (h)   [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

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                                 SCHEDULE 13G

-----------------------                               ------------------------
 CUSIP No. 125750 10 9                                 Page 4 of 6 Pages
-----------------------                               ------------------------


Item 4.       Ownership.

    (a) Amount Beneficially Owned:

        As of December 31, 1997, Mr. Wetherell owned 2,351,682 shares of the common stock of CMG Information Services, Inc., which includes: (i) 245,000 shares which may be acquired upon the exercise of options that are exercisable prior to March 1, 1998 and (ii) 111,600 shares held in trust for the benefit of Mr. Wetherell's minor children, as to which Mr. Wetherell disclaims beneficial ownership.

    (b) Percent of class: 21.3%

    (c) Number of shares as to which such person has:

        (i)   Sole power to vote or direct the vote:

              2,240,082

        (ii)  Shared power to vote or direct the vote:

              0

        (iii) Sole power to dispose or to direct the disposition of:

              2,240,082

        (iv)  Shared power to dispose or to direct the disposition of:

              0

Item 5.       Ownership of Five Percent or Less of a Class.

  Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

  Not applicable.

Item 8.       Identification and Classification of Members of the Group.

  Not applicable.

Item 9.       Notice of Dissolution of Group.

  Not applicable.
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                                 SCHEDULE 13G

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 CUSIP No. 125750 10 9                                 Page 5 of 6 Pages
-----------------------                               ------------------------


Item 10.     Certification.

  Not applicable.
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                                 SCHEDULE 13G

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 CUSIP No. 125750 10 9                                 Page 6 of 6 Pages
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                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:  February 10, 1998             /s/ David S. Wetherell
                                     ----------------------------------------
                                     David S. Wetherell